Exhibit 3.2 (a)

UNANIMOUS

WRITTEN CONSENT

OF THE DIRECTORS OF

INLAND RETAIL REAL ESTATE TRUST, INC.

The undersigned, being the members of the Board of Directors (the "Directors") of Inland Retail Real Estate Trust, Inc., a Maryland corporation (the "Corporation"), acting pursuant to Section 2-408 of the Maryland General Corporation Law, do hereby consent to and adopt the following resolutions:

WHEREAS, the Amended and Restated Bylaws of the Corporation provide that the annual meeting of the stockholders of the Corporation "shall be held on a date and at the time set by the Board during the month of May in each year."

WHEREAS, it is now in the best interest of the Corporation to be able to hold the annual meeting of stockholders in a month other than May, and

WHEREAS, pursuant to Article VII, section 5(j) of the Corporation's Third Articles of Amendment and Restatement of Charter, the Directors, without any action by the Stockholders of the Corporation, have the exclusive power to adopt, alter and repeal any provision of the Bylaws and to make new Bylaws.

NOW, THEREFORE, BE IT RESOLVED, that the first sentence of Article II, section 1 of the Bylaws be deleted and replaced with the following:

"An annual meeting of the stockholders of the Company (the "Stockholders") for the election of directors of the Company ("Directors") and the transaction of any business within the powers of the Company shall be held each year on such date and such time as the Board may designate."

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IN WITNESS WHEREOF, the undersigned, being all of the Directors of the Corporation, hereby approve, ratify and adopt the foregoing resolution.

Dated: February 22, 2002

/s/ Robert D. Parks _____

Robert D. Parks

/s/ Barry L. Lazarus

Barry L. Lazarus

/s/ Daniel K. Deighan

Daniel K. Deighan

/s/ Kenneth E. Masick

Kenneth E. Masick

/s/ Michael S. Rosenthal

Michael S. Rosenthal

Being all of the Directors of the Corporation

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